Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of MFA Financial Inc. on Forms S8 Numbers 333-224986 and 333-272960 of our report dated May 30, 2025 on our audits of the financial statements of MFA Financial Inc. 401(k) Savings Plan as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and supplemental schedules as of and for the year ended December 31, 2024, which report is included in this Annual Report on Form 11-K to be filed on or about May 30, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
May 30, 2025